SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549
                              ----------------

                                 FORM 8-A/A
                              AMENDMENT NO. 2

             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                 PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                      SECURITIES EXCHANGE ACT OF 1934
                              ----------------


                           ALLTRISTA CORPORATION
           (Exact name of registrant as specified in its charter)


          Indiana                                             35-1828377
(State of incorporation                                     (I.R.S. employer
    or organization)                                        identification no.)


                           Alltrista Corporation
             5875 Castle Creek Parkway, North Drive, Suite 440
                           Indianapolis, Indiana
                  (Address of principal executive offices)


                                   46250
                                 (zip code)
                              ----------------

          Securities to be registered pursuant to Section 12(b) of
                                 the Act:

                                                        Name of each exchange
Title of each class                                     on which each class is
 to be registered                                          to be registered
-------------------                                    ------------------------

Preferred Stock                                        New York Stock Exchange
Purchase Rights

          Securities to be registered pursuant to Section 12(g) of
                                 the Act:

                                    None
                              (Title of class)


Item  1.          Description of Registrant's Securities to be Registered.

                  Reference is hereby made to the Form 8-A of Alltrista Corporation, an Indiana corporation (the "Registrant"), filed with the Securities and Exchange Commission on December 3, 1997, and amended as of September 8, 1999, and such Form 8-A, as amended, is hereby incorporated by reference herein.

                  The Registrant executed the Amendment (the "Amendment"), dated as of July 19, 2001, to the Rights Agreement, dated as of March 22, 1993, as amended and restated as of May 7, 1999 (the "Agreement"), between the Registrant and EquiServe Trust Company, N.A. ("EquiServe") as successor in interest to The First Chicago Trust Company of New York ("First Chicago") as Rights Agent. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

                  As more fully set forth in the Amendment, the Amendment increases the threshold required to become an Acquiring Person from ten percent (10%) or more to fifteen percent (15%) or more of the outstanding Common Stock, removes the Passive Investor exceptions to the Acquiring Person definition, and adds an exception to the Acquiring Person definition for certain Persons that inadvertently acquire fifteen percent (15%) or more (but no more than twenty percent (20%)) of the outstanding Common Stock under certain circumstances. In addition, the Amendment provides that EquiServe is appointed to succeed to First Chicago as Rights Agent under the Agreement. As amended, if a Person or group becomes the Beneficial Owner of fifteen percent (15%) or more of the outstanding Common Stock, subject to certain exceptions, holders of each Right issued under the Agreement (other than the Acquiring Person) will have the right to purchase, upon payment of the exercise price of a Right, Registrant's Common Stock having a market value of two times the exercise price.

                  A copy of the Amendment is attached hereto as Exhibit 1 and is incorporated herein by reference. The foregoing discussion does not purport to be complete and is qualified in its entirety by reference to
Exhibit 1 attached hereto.

Item 2.                    Exhibits.

   1. Amendment to Rights Agreement, dated as of July 19, 2001, between Alltrista Corporation and EquiServe Trust Company, N.A. as successor in interest to The First Chicago Trust Company of New York as Rights Agent.


                                 SIGNATURE


                  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                             ALLTRISTA CORPORATION


                             By: /s/ Thomas B. Clark
                                 -----------------------------------------
                                 Name:  Thomas B. Clark
                                 Title: Chairman, President and Chief Executive
                                        Officer

Date:  August 21, 2001



                               EXHIBIT INDEX



1. Amendment to Rights Agreement, dated as of July 19, 2001, between Alltrista Corporation and EquiServe Trust Company, N.A. as successor in interest to The First Chicago Trust Company of New York as Rights Agent.